Exhibit 99.3
WATSON PHARMACEUTICALS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Watson Pharmaceuticals, Inc. (“Watson”) acquisition (the “Acquisition”) of all outstanding equity of Robin Hood Holdings Limited, a Malta private limited liability company (“Robin Hood”) and Cobalt Laboratories, Inc., a Delaware corporation (“Cobalt”) (together with Robin Hood, the “Arrow Group”) (together with Watson the “Combined Entity”) on December 2, 2009 (the “Acquisition Date”) on our historical financial position and our results of operations. The following unaudited pro forma condensed combined balance sheet as of September 30, 2009 and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2009 are based on the historical unaudited financial statements of Watson (which are available in Watson’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 that was previously filed with the SEC on November 6, 2009) and unaudited historical financial information of the Arrow Group which has been reconciled from International Financial Reporting Standards (“IFRS”) to U.S. generally accepted accounting principles (“U.S. GAAP”). The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 is based on the historical audited financial statements of Watson (which are available in Watson’s Annual Report on Form 10-K that was previously filed with the SEC on February 23, 2009) and the historical audited IFRS financial statements of Arrow Group for the year ended December 31, 2008 which have been reconciled to U.S. GAAP (refer to Exhibit 99.1 to the Registration Statement on Form S-3 that was previously filed with SEC on August 17, 2009 for the IFRS financial statements of Arrow Group for the years ended December 31, 2008 and 2007). The Acquisition has been accounted for as a business purchase combination using the purchase method of accounting under existing U.S. generally accepted accounting principles (“GAAP”).
     The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to unaudited pro forma condensed combined financial information that management believes are reasonable under the circumstances. All known revisions to the purchase price allocations will be included in our Annual Report on Form 10-K for the year ended December 31, 2009 (“2009 10-K”). Allocations within our 2009 10-K will differ from the allocations within this Amendment No.1 to Current Report on Form 8-K/A (the “Amended Report”) as the pro forma adjustments in this Amended Report are based on the Arrow Group balance sheet as of September 30, 2009, whereas the 2009 10-K purchase accounting will be based on the Arrow Group balance sheet as of December 2, 2009. The establishment of the fair value of consideration for acquisitions requires the extensive use of accounting estimates and management judgment to establish the fair value of consideration, including contingent consideration. The allocation of the purchase price of tangible and identifiable intangible assets acquired and liabilities assumed also requires the extensive use of accounting estimates and management judgment to determine their respective fair values. The purchase price for the Arrow Group was allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on a preliminary estimate of fair values as of December 2, 2009, with any excess being allocated to goodwill. Significant judgment is required in determining the fair values of in-process research and development (“IPR&D”), identifiable intangible assets, certain tangible assets and certain liabilities assumed. Such a valuation requires detailed estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each IPR&D project, projecting the timing of regulatory approvals, and estimating future cash flows and direct costs in addition to developing the appropriate discount rates and market profit margins. Management believes the fair values assigned to the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates and resulting purchase price allocations may change if additional information becomes available.
     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 and the nine months ended September 30, 2009 present combined results of operations assuming the Acquisition occurred on January 1, 2008. The unaudited pro forma condensed combined balance sheet as of September 30, 2009 assumes the Acquisition occurred on September 30, 2009. The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the Acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that the Combined Entity will experience after the Acquisition Date. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected synergies which may be achievable subsequent to the Acquisition Date or the impact of any one-time transaction related costs.
     In order to obtain regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the Acquisition, Watson and the Arrow Group were required to divest certain assets. Subsequent to September 30, 2009, Watson sold its Abbreviated New Drug Application (“ANDA”) for Cabergoline, the generic equivalent to Dostinex, to Impax Laboratories, Inc. The Arrow Group sold its pending ANDA for Dronabinol, a generic equivalent to Marinol, to Impax Laboratories, Inc.
     Resolution Chemicals Ltd. (“Resolution”), the subsidiary of the Arrow Group that manufactures the Dronabinol active pharmaceutical ingredient, was divested in accordance with the terms of the consent order under the HSR Act immediately prior to the closing. An adjustment to the net assets represented in Arrow Group’s balance sheet as of September 30, 2009 and the unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2008 and nine months ended September 30, 2009 has been made to reflect the divestiture of Resolution.
     This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the historical consolidated financial statements and related notes of Watson contained in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Watson with the SEC and the historical consolidated financial statements and related notes of Arrow Group filed as an exhibit to the Registration Statement on Form S-3 referred to above.

Watson Pharmaceuticals, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2009
(In millions)

			Pro Forma			Pro Forma
	Watson	Arrow	Adjustments	Notes		Combined
ASSETS
Current assets:
Cash and cash equivalents	$812.9	$78.1	(1,050.0)	(4a	)	$91.0
			250.0	(4n	)
Restricted cash	—	3.8				3.8
Marketable securities	13.1	—				13.1
Accounts receivable, net	377.1	110.6	(1.4)	(4l	)	483.0
			(3.3)	(4d	)
Inventories	505.7	185.4	26.0	(4e	)	698.1
			(18.6)	(4d	)
			(0.4)	(4l	)
Prepaid expenses and other current assets	60.0	72.1	90.0	(4j	)	222.1
Deferred tax assets	116.5	0.7				117.2

Total current assets	1,885.3	450.7	(707.7)			1,628.3

Property and equipment, net	625.1	78.0	(5.4)	(4d	)	704.7
			7.0	(4f	)
Investments and other assets	96.2	12.7				108.9
Deferred tax assets	40.9	14.2				55.1
Product rights and other intangibles, net	510.2	5.9	1,232.1	(4g	)	1,748.2
Goodwill	868.1	25.8	726.3	(4k	)	1,620.2

Total assets	$4,025.8	$587.3	$1,252.3			$5,865.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$399.1	$144.4	$(1.4)	(4l	)	$537.0
			(5.1)	(4d	)
Income taxes payable	—	52.6				52.6
Short-term debt and current portion of long-term debt	1.6	2.4	250.0	(4n	)	344.0
			90.0	(4m	)
Deferred revenue	21.1	1.5				22.6
Deferred tax liabilities	18.1	1.1	18.6	(4h	)	37.8

Total current liabilities	439.9	202.0	352.1			994.0

Long-term debt	997.4	—	150.0	(4a	)	1,147.4
Deferred revenue	34.0	—				34.0
Other long-term liabilities	5.3	137.5	110.0	(4a	)	119.5
			(133.3)	(4c	)
Other taxes payable	63.1	—				63.1
Deferred tax liabilities	175.5	13.8	371.7	(4h	)	561.0

Total liabilities	1,715.2	353.3	850.5			2,919.0

Commitments and contingencies				(4j	)
Stockholders’ equity:
Preferred stock	—	—				—
Common stock	0.4	32.7	(32.7)	(4b	)	0.5
			0.1	(4a	)
Additional paid-in capital	1,033.1	25.6	(25.6)	(4b	)	1,669.2
			636.1	(4a	)
Retained earnings	1,583.2	156.5	(224.3)	(4b	)	1,582.8
			(22.2)	(4d	)
			90.0	(4j	)
			(0.4)	(4l	)
Accumulated other comprehensive (loss) income	(0.2)	25.2	(25.2)	(4b	)	(0.2)
Treasury stock, at cost	(305.9)	(12.7)	12.7	(4b	)	(305.9)

Total stockholders’ equity	2,310.6	227.3	408.5			2,946.4
Noncontrolling interests	—	6.7	(6.7)	(4b	)	—

Total equity	2,310.6	234.0	401.8			2,946.4

Total liabilities and stockholders’ equity	$4,025.8	$587.3	$1,252.3			$5,865.4

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Watson Pharmaceuticals, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2008
(In millions, except per share amounts)

			Pro Forma	Pro Forma		Pro Forma
	Watson	Arrow	Adjustments	Notes		Combined
Net revenues	$2,535.5	$658.8	$(16.6)	(5a	)	$3,170.6
			(7.1)	(4d	)
Operating expenses:
Cost of sales (excludes amortization, presented below)	1,502.8	270.6	(11.8)	(5a	)	1,750.9
			(11.7)	(4d	)
			1.0	(5g	)
Research and development	170.1	69.4	(3.7)	(4d	)	235.8
Selling, general and administrative	423.5	160.7	(2.2)	(4d	)	582.0
Amortization	80.7	4.6	73.9	(5b	)	154.6
			(4.6)	(5c	)
Loss (gain) on asset sales and impairments	0.3	—				0.3

Total operating expenses	2,177.4	505.3	40.9			2,723.6

Operating income	358.1	153.5	(64.6)			447.0

Other income (expense):
Loss on early extinguishment of debt	(1.1)	—				(1.1)
Interest income	9.1	3.6	(12.7)	(5d	)	—
Interest expense	(28.2)	(3.3)	(71.6)	(5e	)	(101.0)
			2.1	(4d	)
Other income	20.4	2.6				23.0

Total other income (expense), net	0.2	2.9	(82.2)			(79.1)

Income before income taxes	358.3	156.4	(146.8)			367.9
Provision (benefit) for income taxes	119.9	20.2	(53.3)	(5f	)	86.4
			(0.4)	(4d	)

Net income from continuing operations	$238.4	$136.2	$(93.1)			$281.5

Earnings per common share from continuing operations:
Basic	$2.32					$2.35

Diluted	$2.09					$2.34

Weighted average shares outstanding:
Basic	102.8		16.9	(6a	)	119.7

Diluted	117.7		2.5	(6b	)	120.3

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Watson Pharmaceuticals, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Nine Months Ended September 30, 2009
(In millions, except per share amounts)

			Pro Forma	Pro Forma		Pro Forma
	Watson	Arrow	Adjustments	Notes		Combined
Net revenues	$2,007.3	$391.4	$(5.5)	(5a	)	$2,385.1
			(8.1)	(4d	)
Operating expenses:

Cost of sales (excludes amortization, presented below)	1,135.5	207.6	(3.4)	(5a	)	1,337.4
			(3.1)	(4d	)
			0.8	(5g	)
Research and development	136.8	54.4	(1.2)	(4d	)	190.0
Selling, general and administrative	383.0	116.8	(14.3)	(5h	)	483.3
			(2.2)	(4d	)
Amortization	66.1	3.6	55.5	(5b	)	121.6
			(3.6)	(5c	)
Loss on impairment	2.2	—				2.2

Total operating expenses	1,723.6	382.4	28.5			2,134.5

Operating income	283.7	9.0	(42.1)			250.6

Other income (expense):
Loss on early extinguishment of debt	(2.0)	—				(2.0)
Interest income	4.3	0.5	(4.5)	(5d	)	0.3
Interest expense	(18.3)	(1.8)	(51.0)	(5e	)	(70.5)
			0.6	(4d	)
Other income	5.2	0.9				6.1

Total other income (expense), net	(10.8)	(0.4)	(54.9)			(66.1)

Income before income taxes	272.9	8.6	(97.0)			184.5
Provision (benefit) for income taxes	107.8	9.0	(36.5)	(5f	)	80.3

Net income from continuing operations	$165.1	$(0.4)	$(60.5)			$104.2

Earnings per common share from continuing operations:
Basic	$1.60					$0.87

Diluted	$1.45					$0.86

Weighted average shares outstanding:
Basic	103.4		16.9	(6a	)	120.3

Diluted	118.1		3.3	(6c	)	121.4

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Watson Pharmaceuticals, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information
1. Description of Transaction
 On December 2, 2009, pursuant to the Purchase Agreement, dated as of June 17, 2009 and amended November 26, 2009 (together the “Purchase Agreement”), by and among, Watson and the Arrow Group, Watson acquired the Arrow Group for consideration of approximately $1.9 billion which includes a combination of cash, stock and certain contingent consideration. Under the terms of the Agreement, Watson acquired all the outstanding shares of common stock of the Arrow Group for the following consideration:
•	A cash payment of U.S. $1.05 billion paid at the Acquisition Date including assumption of certain liabilities of approximately $17.0 million;

•	16,943,409 validly issued fully paid and non-assessable shares of common stock of Watson issued at the Acquisition Date (the “Common Consideration”);

•	$200.0 million face amount of Preferred Stock issued at the Acquisition Date (the “Preferred Consideration”); and

•	Certain contingent payments due after the Acquisition Date based on the after-tax gross profits on sales of Atorvastatin in the United States as described in the Purchase Agreement.
In accordance with existing U.S. GAAP standards, the fair value of Watson’s common stock issued as part of the consideration transferred was measured on the closing date of the acquisition at the then-current market price of $37.55 per share for a total Common Consideration of approximately $636.2 million.
The Preferred Consideration was paid in the form of zero-coupon, non-convertible preferred stock which will be redeemable in the amount of $200.0 million three years after the Acquisition Date. The fair value of the Preferred Consideration is estimated to be $150.0 million for the purposes of the accompanying unaudited pro forma condensed combined financial statements and is presented within long-term debt.
Payment of contingent consideration will be based on post-tax gross profits, as defined in the Purchase Agreement, of sales within the United States (the “Territory”) from product launch date up to and including May 31, 2013 (the “Contingent Payment Period”) for the product Atorvastatin. The determination of contingent payment amounts is dependent upon the existence of generic competition within the Territory and post-tax gross profits earned, as defined in the Agreement. Should there be no competing generic product launched in the Territory during the Contingent Payment Period, payment of contingent consideration will be calculated as 50% of the post-tax gross profits, as defined in the Purchase Agreement. Should there be a competing product to Atorvastatin launched in the Territory during the Contingent Payment Period, payment of contingent consideration will be calculated as either 85% or 15% of the post-tax gross profits, as defined in the Purchase Agreement, with total contingent payments limited to $250.0 million during the Contingent Payment Period. In the preliminary purchase price allocation reflected in the accompanying unaudited pro forma condensed combined financial information, the fair value of the contingent consideration of $110.0 million was estimated based on the current information available.
2. Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Watson and the Arrow Group. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.
The acquisition method of accounting under existing U.S. GAAP requires, among other things, that most assets acquired and liabilities assumed in a business purchase combination be recognized at their fair values as of the Acquisition Date and that the fair value of acquired IPR&D be recorded on the balance sheet regardless of the likelihood of success of the related product or technology as of the Acquisition Date. In addition, any common stock consideration transferred is measured at the Acquisition Date at the then current market price.
Fair value is defined under existing U.S. GAAP as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be willing buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. As a result, Watson may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measurements that do not reflect Watson’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates under the same facts and circumstances.
3. Reconciliation of IFRS to U.S. GAAP
The accompanying unaudited pro forma condensed combined financial information was prepared based on the following historical financial information of the Arrow Group:
•	The accompanying unaudited pro forma condensed combined balance sheet as at September 30, 2009 includes the historical unaudited balance sheet information of the Arrow Group as at September 30, 2009, prepared using IFRS, which has been reconciled to U.S. GAAP.

•	The accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 includes the historical audited financial statements of Arrow Group for the year ended December 31, 2008, prepared using IFRS, which has been reconciled to U.S. GAAP (refer to Exhibit 99.1 to the Registration Statement on Form S-3 filed with the SEC on August 17, 2009 for the IFRS financial statements of Arrow Group for the years ended December 31, 2008 and 2007). The IFRS reconciliation to U.S. GAAP is unaudited. and

•	The accompanying unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2009 includes the historical unaudited financial information of Arrow Group for the nine months ended September 30, 2009, prepared using IFRS, which has been reconciled to U.S. GAAP.
Watson has not identified any differences in the reconciliations of Arrow Group’s IFRS based financial statements and financial information to U.S. GAAP that would have a material impact on the accompanying unaudited pro forma condensed combined financial information.

4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
This footnote should be read in conjunction with “Note 1. Description of Transaction,” “Note 2. Basis of Presentation,” and “Note 3. Reconciliation of IFRS to U.S. GAAP.” Adjustments included in the column “Pro Forma Adjustments” to the accompanying unaudited pro forma condensed combined balance sheet as at September 30, 2009 reflect the following:
a.	Under the acquisition method of accounting, the total consideration, as indicated in the following table, is allocated to Arrow Group’s identifiable tangible and intangible assets and liabilities based on their estimated fair values as of the Acquisition Date. The estimated consideration is allocated as follows (in millions):

	Note		Amount

Calculation of consideration:
Cash consideration	(4a	)	$1,050.0
Fair value of Common Consideration	(4a	)	636.2
Fair value of Preferred Consideration	(4a	)	150.0
Preliminary fair value estimate of atorvastatin payment consideration	(4a	)	110.0

Total consideration	(4a	)	1,946.2

Preliminary allocation of consideration and adjustments:
Book value of Arrow’s net assets	(4b	)	(234.0)
Settlement of shareholders loans	(4c	)	(133.3)
Net adjustment for divestiture of Resolution Chemicals Ltd.	(4d	)	22.2
Loan assumed on acquisition	(4m	)	90.0
Adjustments to historical net book value:
Inventory	(4e	)	(26.0)
Property, plant & equipment	(4f	)	(7.0)
Intangible assets	(4g	)	(1,232.1)
Adjustment to deferred tax liability	(4h	)	390.3
Adjustment for uncertain tax positions	(4i	)	—
Adjustment to fair value of contingencies	(4j	)	(90.0)

Net change in goodwill	(4k	)	$726.3

b.	Reflects the elimination of historical equity of Arrow Group.

c.	Reflects the settlement of shareholder loans at Acquisition Date.

d.	Reflects an adjustment to net assets acquired and an adjustment to the unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2008 and nine months ended September 30, 2009 to reflect the divestiture of Resolution. The divestiture of Resolution was required under the terms of the consent order under the HSR Act in connection with the Acquisition.

e.	Represents the estimated fair value adjustment to mark inventory to fair value. The Combined Entity will expense the increased valuation of Arrow Group’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial information is assumed to have occurred within the first year, post-acquisition. As there is no continuing impact of the inventory step-up on the Combined Entity results, the increased cost is not included in the unaudited pro forma condensed combined statement of operations.

f.	At Acquisition Date, property, plant and equipment are required to be measured at fair value. Fair value can be determined in a variety of ways depending on the nature of the asset and the quality of available information, but, generally, land is valued by referencing relevant sales transactions of comparable property and all other property, plant and equipment assets are measured by determining the cost to replace the asset with another asset of similar utility, with the income approach and/or market approach used where possible for validation. For purposes of these unaudited pro forma condensed combined financial information, a fair value adjustment to property, plant and equipment has been estimated utilizing the cost approach or, where secondary market information was readily available, the market approach.

g.	Of the total estimated consideration, approximately $514 million has been allocated to identified intangibles representing currently marketed products (“CMP”) and is estimated to be amortized over an average useful life of seven years. Approximately $724 million has been allocated to identified IPR&D intangible products. The IPR&D amounts will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project and launch of the product, Watson will make a separate determination of useful life of the IPR&D intangible and amortization will be recorded as an expense over the estimated useful life. As the IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma combined condensed statements of operations for either the year ended December 31, 2008 or the nine months ended September 30, 2009.

This fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset based on the most advantageous market for the asset (i.e. their highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used and assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles, including the IPR&D intangibles, may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

h.	Reflects a deferred income tax liability representing the estimated impact of purchase accounting adjustments for the inventory fair value step-up, property, plant and equipment fair value adjustment, contingencies adjustment and identifiable intangible assets fair value adjustment. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis resulting from the above fair value adjustments using an estimated weighted average statutory tax rate of approximately 30%. This estimate is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by taxing jurisdiction.

i.	Watson records provisions for uncertain tax positions in accordance with the existing U.S. GAAP. Assessments of uncertain tax positions and the determination of corresponding tax provisions involve complex judgments about future events and rely on estimates and assumptions by management. Income taxes are exceptions to both the recognition and fair value measurement principles under the acquisition method of accounting. As such, the Combined Entity would account for Arrow Group’s uncertain tax positions under U.S. GAAP. The Arrow Group, as a private company based outside the United States, was not required to adopt U.S. GAAP to record provision for uncertain tax positions. Arrow Group’s pre-acquisition accounting approach for uncertain tax positions was based on Arrow Group’s management estimates and assumptions. As Watson’s management has not completed its assessment of Arrow Group’s uncertain tax positions and Watson’s management estimates and assumptions concerning Arrow Group’s accounting approach for uncertain tax positions could differ from Arrow Group’s management estimates and assumptions, final assessments of uncertain tax positions could differ materially from the amounts included in the accompanying unaudited pro forma condensed combined financial statements. Accordingly, Watson has not adjusted the Arrow Group’s historical book values for uncertain tax positions in the accompanying unaudited pro forma condensed combined financial information as full and complete relevant information concerning Arrow Group’s uncertain tax positions is not available.

j.	As of the acquisition date, except as specifically excluded, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from the contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria are met: (1) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (2) the amount of the asset or liability can be reasonably estimated. An adjustment has been made to prepaid assets and other current assets in the amount of $90.0 million to recognize the fair value of anticipated royalty and milestone net proceeds from Sepracor, Inc. due prior to December 31, 2010.

Arrow Group is involved in various legal proceedings, including product liability, patent disputes, commercial, environmental and antitrust matters, which are considered normal business activities. Determining the fair value of liabilities, if any, associated with losses related to legal proceedings would require a detailed review and complete knowledge of complex legal matters and associated defense strategies for all outstanding Arrow Group legal proceedings. Watson has not completed the assessment whether the fair value of these potential contingent liabilities can be determined and, if determinable, to value these contingencies under a fair value standard. Accordingly, for the purpose of this unaudited pro forma condensed combined financial information, Watson has not adjusted the Arrow Group’s book values for legal contingencies. Final assessments of the liability positions for contingencies could differ materially from the amounts included in the accompanying unaudited pro forma condensed combined financial information.

k.	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The acquired goodwill presented in the above table reflects the estimated goodwill from the preliminary purchase price allocation of $752.1 million and the elimination of historical goodwill in Arrow Group’s financial statements at September 30, 2009 of $25.8 million.

l.	Reflects the elimination of intercompany balances and an adjustment of certain balance sheet amounts for intercompany profit in inventory.

m.	Prior to closing, Arrow Group obtained a loan for $90.0 million through a subsidiary of Robin Hood (the “Note”). The Note will mature within one year of issuance. The Note is mandatorily repayable from anticipated royalty and milestone net proceeds from Sepracor, Inc. The Note is guaranteed by one or more of Arrow Group’s shareholders (the “Guarantor”). In the event Sepracor Inc. fails to make anticipated royalty/milestone payments to Watson for any reason, the Guarantor must repay the outstanding portion of the Note or reimburse Arrow Group for such defaulted amount.

n.	Reflects new borrowings under Watson’s revolving credit facility.
5. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments
This footnote should be read in conjunction with “Note 1. Description of Transaction,” “Note 2. Basis of Presentation,” “Note 3. Reconciliation of IFRS to U.S. GAAP,” and “Note 4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments.” Adjustments included in the column “Pro Forma Adjustments” to the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 and nine months ended September 30, 2009 reflect the following:
a.	Represents the elimination of net sales and cost of sales for product sales between Watson and Arrow Group for the respective periods.

b.	Represents increased amortization for fair value adjustments of identified intangible assets with definite lives. The increase in amortization expense for CMP intangibles is based on an average useful life of seven years as follows:

	Useful		Year Ended	Nine Months Ended
($ in millions)	Life	Fair Value	December 31, 2008	September 30, 2009
Intangible assets — CMP and other	varied	$514.0	$73.9	$55.5
IPR&D	Unknown	724.0	—	—

		$1,238.0	$73.9	$55.5

c.	To eliminate Arrow Group historical amortization expense as pro forma amortization expense is calculated above in Note 5b.

d.	Reflects lower interest income due to the use of Watson and Arrow Group available cash balances to finance a portion of the Acquisition. For the year ended December 31, 2008, all interest income was eliminated as the expected net use of cash to fund the Acquisition exceeded the average available cash balances for that year. Additional interest expense was calculated on the shortfall in cash for 2008 at the actual interest rate paid on the Senior Credit Facility for 2008 and is included below in the table in note 5e.

e.	Reflects higher interest expense and amortization of debt issue costs related to the issuance of $850 million senior notes in August 2009 to finance the Acquisition. Senior notes have a fixed coupon rate of 5.0% per annum on the 5 year tranche in the amount of $450.0 million and 6.125% per annum on the 10 year tranche in the amount of $400.0 million. This adjustment also reflects a net addition to the Senior Credit Facility at period average rates and the elimination of all interest charges related to Watson’s $575.0 million convertible contingent senior debentures (“CODES”) which were redeemed in September 2009. A summary of the pro forma interest adjustments in the accompanying pro forma condensed combined statement of operations is as follows:

	Year Ended	Nine Months Ended
	December 31, 2008	September 30, 2009
	(in millions)
Interest on senior notes offered	$47.0	$35.2
Senior credit agreement borrowings	9.5	1.6
Reversal of CODES interest	(12.6)	(8.9)
Elimination of interest on Robin Hood shareholder loans	(2.8)	(1.8)
Accretion of atorvastatin contingent payment consideration	12.0	9.9
Accretion of Preferred Stock	15.1	12.3
Interest on the Note	1.4	1.1
Amortization of debt issue costs and other	2.0	1.6

	$71.6	$51.0

     A 1/8% increase or decrease in the variable interest rate on borrowings under the senior credit agreement would increase or decrease the annual interest expense by approximately $0.5 million.

f.	Represents the income tax effect for unaudited pro forma condensed combined statement of operations adjustments using a statutory tax rate of approximately 38% for Watson’s future period pro forma adjustments and an estimated weighted average statutory tax rate of approximately 30% for Arrow Group’s future period pro forma adjustments.

g.	Reflects an estimate of the additional depreciation expense related to the preliminary estimated fair value adjustment to property, plant and equipment acquired.

h.	Reflects elimination of advisory, legal and regulatory costs incurred in the nine months ended September 30, 2009, which are directly attributable to the Acquisition but which are not expected to have a continuing impact on the Combined Entity results.
6. Adjustment to Weighted Average Shares Outstanding
a.	Represents the issuance of Common Consideration of approximately 16.9 million shares.

b.	Represents the issuance of Common Consideration of approximately 16.9 million shares and the elimination of approximately 14.4 million shares from the diluted share base as Watson’s CODES are assumed to have been redeemed at January 1, 2008.

c.	Represents the issuance of Common Consideration of approximately 16.9 million shares and the elimination of approximately 13.6 million shares from the diluted share base as Watson’s CODES are assumed to have been redeemed at January 1, 2008.